Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184789 and 333-165535) pertaining to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan of our reports dated March 14, 2013, with respect to the consolidated financial statements and schedule of Echo Global Logistics, Inc. and the effectiveness of internal control over financial reporting of Echo Global Logistics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois
March 14, 2013